     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2002

                                                      REGISTRATION NO. 333-71752
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 4


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            GRAND ENTERPRISES, INC.

            DELAWARE                                                            13-4118624
(State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification Number)

            119 WEST 23RD STREET, NEW YORK, NY 10011 (646) 486-3900
         (Address and telephone number of principal executive offices)

                               TEODOSIO V. PANGIA
                               CEO, AND PRESIDENT
                    119 WEST 23RD STREET, NEW YORK, NY 10011
                                 (646) 486-3900
           (Name, address and telephone number for agent for service)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED               PROPOSED
      TITLE OF EACH CLASS OF            AMOUNT TO BE         MAXIMUM OFFERING      MAXIMUM AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED              PRICE(1)          OFFERING PRICE(1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per
  share registered on behalf of
  certain shareholders............       2,250,000                $0.90                $2,025,000                $187
------------------------------------------------------------------------------------------------------------------------------
Total...........................................................................       $2,025,000                $187
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED JUNE 20, 2002


                            GRAND ENTERPRISES, INC.

                        2,250,000 SHARES OF COMMON STOCK
                       TO BE SOLD BY SELLING SHAREHOLDERS


Price of shares offered by selling shareholders.........   $0.90 per share


     Grand Enterprises, Inc., or Grand Enterprises, will receive none of the proceeds of shares sold by selling shareholders.


     Prior to this offering there has been no public market for our common stock.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS."

     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                The date of this prospectus is           , 2002

                               TABLE OF CONTENTS


Prospectus Summary..........................................    3
Risk Factors................................................    4
Forward-Looking Statements..................................    7
Use of Proceeds.............................................    7
Dividend Policy.............................................    8
Dilution....................................................    8
Capitalization..............................................    8
Selected Financial Data.....................................    9
Management's Discussion and Analysis of Financial Condition
  and Plan of Operation.....................................   10
Business....................................................   13
Management..................................................   16
Executive Compensation......................................   18
Related Party Transactions..................................   19
Principal Stockholders......................................   21
Selling Stockholders........................................   22
Description of Securities...................................   23
Shares Eligible For Future Sale.............................   24
Plan of Distribution........................................   24
Legal Matters...............................................   25
Experts.....................................................   25
Where You Can Find More Information.........................   25
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights what we consider to be the most important features of this offering and the information contained elsewhere in this prospectus. To understand this offering and our business fully, you should carefully read this entire prospectus including the risk factors beginning on page 6 and our financial statements beginning on page F-1.

INTRODUCTION

     We were incorporated in Delaware on April 6, 2000 as a "blank check" company. We were formed to provide a method for a foreign or domestic private company to become a reporting "public" company with a class of securities registered under the Securities Exchange Act of 1934, as amended.

     On April 16, 2001, EC2000, Inc., a Delaware corporation, merged with and into Grand Acquisition Corp., our wholly owned subsidiary. In connection with this transaction, we issued to the stockholders of EC2000, Inc. an aggregate of 18,500,000 shares of our common stock in exchange for all the issued and outstanding shares of EC2000, Inc. On that same date, Patricia A. Meding resigned as our president and secretary and Teodosio V. Pangia was elected as our president, chief executive officer and secretary. In this prospectus, "we," "us" and "our" refer to Grand Enterprises, Inc. and our wholly owned subsidiary unless the context requires otherwise.

OUR COMPANY

     We plan to manufacture and market products that reduce energy costs associated with liquid fuel and natural gas consumption and reduce emissions of pollutants by combustion engines. We have obtained a license that grants us the exclusive right to manufacture and market in the United States, Canada and certain other countries a patented proprietary line of energy and emission reducing devices that can be applied to liquid fuel and natural gas energy.


     As of March 31, 2002, our operations were limited to organizational activities and we have not generated any revenues. Accordingly, we are a development stage company.


     Our principal executive offices are located at 119 West 23rd Street, Suite 507, New York, New York 10011. Our telephone number is (646) 486-3900.

THE OFFERING

     The selling stockholders are registering for resale 2,250,000 shares of our common stock which they currently own.

Securities offered by selling stockholders..................   2,250,000 shares
Common stock outstanding before the offering................  22,500,000 shares
Common stock to be outstanding after the offering...........  22,500,000 shares

                                  RISK FACTORS

     Please consider the following risk facts together with the other information presented in this prospectus before purchasing shares of our common stock. If any of the following risks actually occur, our business could be materially harmed, the trading price of our common stock could decline or you might lose all or part of your investment.

RISKS ASSOCIATED WITH OUR BUSINESS


WE DO NOT HAVE SUFFICIENT CASH AND CASH EQUIVALENTS TO MEET OUR CAPITAL REQUIREMENTS FOR THE NEXT TWELVE MONTHS. IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS ON TERMS FAVORABLE TO US IN THE IMMEDIATE FUTURE, OR AT ALL, WE MAY BE REQUIRED TO REDUCE OR CEASE OUR OPERATING ACTIVITIES.



     As of March 31, 2002, we had approximately $100 in cash. Based on our current plans, we believe our existing cash will not be sufficient to fund our operating expenses and capital requirements.


     Our ability to continue as a going concern depends upon our ability to raise additional funds in the immediate future. If we are unable to obtain additional funds in the near future, it is likely that we would be required to cease or reduce our operating activities and we may seek protection from our creditors under the bankruptcy laws. In either case, our stockholders could lose their entire investment.

     We believe that we will require approximately $250,000 to continue to operate as planned during the next 12 months. However, the actual amount of funds that we will need during the next 12 months will be determined by many factors, some of which are beyond our control. As a result, we may need funds sooner than we currently anticipate. These factors include:

     - expenses incurred by us in connection with the commercialization of our products;

     - the costs associated with protecting our intellectual property;

     - costs associated with hiring and retaining additional personnel; and

     - the pace at which we are able to implement our business strategy.

     For a more detailed discussion of our plan of operations, anticipated cash deficiency, and course of action we plan to take to remedy any such deficiency, see "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED OPERATING LOSSES SINCE OUR INCEPTION. WE EXPECT TO INCUR LOSSES IN THE FUTURE, AND WE MAY NEVER BECOME PROFITABLE.


     We were organized in April 2000 and have a limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered in the establishment of a new business. In addition, we have incurred operating losses since our inception and expect to incur operating losses for the foreseeable future. As of March 31, 2002, we have incurred cumulative net losses of approximately $226,000. We expect to expand our operations significantly, which will result in increasing losses. We may continue to incur substantial operating losses even if we begin to generate revenues from our operations.


     We have just begun to commercialized our products. Even if we commercialize one or more of our products, we may not become profitable. Our ability to achieve profitability depends on a number of factors, including the acceptance of our products by our target markets.

OUR AUDITORS HAVE INCLUDED AN EXPLANATORY PARAGRAPH IN THEIR REPORT ON OUR FINANCIAL STATEMENTS CONCERNING OUR ABILITY TO CONTINUE IN BUSINESS.

     In connection with the audit of our financial statements as of and for the year ended December 31, 2001, J.H. Cohn LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue as a going concern because we have not generated any revenues from operations and we have incurred losses from our inception.

WE ARE DEVELOPING A NEW MARKET WHERE MARKET ACCEPTANCE IS NOT FULLY KNOWN.

     Because the market for our products and services is new and evolving, it is difficult to predict the size and future growth rate, if any, of this market. While it is known that the retrofit, automotive aftermarket and automotive original equipment manufacturers industries are large and growing, we do not know whether the market for our products and services will continue to develop or become sustainable. Our success will be largely dependent upon marketing and upon the quantity of customers who purchase our products or license rights to our patents. We do not know whether there is a broad market for our products or that one will ever exist. We anticipate that the market for our products will be highly sensitive to many factors, including:

     - our retail price;

     - quantity discounts;

     - replacement or recharge costs;

     - fuel savings;

     - emission reduction percentages;

     - engine wear characteristics;

     - establishment and enforcement of local regulatory mandates; and

     - length of time required to achieve measurable results.

WE ARE DEPENDENT ON ONE RELATED THIRD PARTY SUPPLIER FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

     We rely on Sonical S.R.L., a company controlled by one of our principal stockholders, to provide materials and components for our products. A termination of our relationship with Sonical S.R.L. or its failure to supply materials or components in a timely manner, or to supply materials an components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our products or could significantly raise our cost of producing our products.

WE HAVE NO EXPERIENCE MANUFACTURING OUR PRODUCT ON A COMMERCIAL BASIS AND WE MAY NOT BE ABLE TO DEVELOP EFFICIENT, LOW-COST MANUFACTURING CAPABILITY AND PROCESSES THAT WILL ENABLE US TO MEET THE QUALITY, PRICE, ENGINEERING, DESIGN AND PRODUCTION STANDARDS OR PRODUCTION VOLUMES REQUIRED TO MANUFACTURE OUR PRODUCT ON A COMMERCIAL SCALE.

     To date, we have focussed primarily on research and development and have no experience manufacturing our product on a commercial basis. We are continuing to develop our manufacturing processes. We may also encounter difficulty purchasing components and materials, particularly those with long lead times. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to satisfy the requirements of our customers.

OUR PRODUCTS WILL BE DEPLOYED IN COMPLEX AND VARIED OPERATING ENVIRONMENTS, AND THEY MAY HAVE LIMITATIONS OR DEFECTS THAT WE FIND ONLY AFTER FULL DEPLOYMENT.

     Engines and machinery equipped with our products are expected to be deployed in a number of extremely demanding environments and subjected to a variety of operating conditions and modes. As a result, technical limitations may only become apparent in the field after many of our products have been deployed. These limitations could require correction, and the corrections could be expensive. In addition, the need to develop and implement these corrections could temporarily delay the sale of new products or cause expenses that we didn't foresee.

OUR PRODUCTS COULD BE DEEMED SUBJECT TO REGULATORY STANDARDS WHICH COULD ADVERSELY IMPACT SALES.

     We believe our products to be "retrofit devices," as defined under federal Environmental Protection Agency, or EPA, regulations, which generally classify our products as external modifications made to the vehicle after manufacturing and not affecting the federal certified combustion process. We are, however, subject to the regulatory risk that the EPA may construe distribution of the products to be also governed by "fuel additive" regulations which generally classify products that affect the federally certified combustion process. These more stringent regulations sometimes require scientific testing for both acute and chronic toxicity. This testing is not required for approval of pollution control products deemed to be "retrofit devices."

     The Clean Air Act of 1990 has generated a significant market is for products that reduce emissions and increase operating efficiency. However, the future of this market is uncertain and environmental laws could change. Further, a decline in the aggressive enforcement of prevailing regulations could severely impact our sales and, therefore, our cash flow and profitability.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

     Our commercial success will depend in part on our ability and the ability of our licensors, if any, to obtain and maintain patent protection on our products and technologies and successfully defend these patents and technologies against third-party challenges. The patent positions of technology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in technology patents has emerged to date. Accordingly, the patents we use may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. The patents we use may be challenged, invalidated or fail to provide us with any competitive advantage.

WE ARE DEPENDENT ON OUR SOLE OFFICER. OUR FUTURE SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN AND RECRUIT OTHER MANAGEMENT AND TECHNICAL PERSONNEL.

     Currently, we are wholly dependent on the personal efforts and abilities of Teodosio V. Pangia, our director, president and chief executive officer. Our business and operations may be adversely affected if our relationship with Mr. Pangia were to be severed. We do not maintain any key man insurance policy for Mr. Pangia. In addition, we will be required to retain the services of other qualified individuals. Moreover, because of the technological nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel in the geographical area of our business and we may not be successful in recruiting and retaining qualified personnel. Our inability to retain personnel may adversely affect our ability to market and develop our products, and thus achieve profitability.

WHILE MR. PANGIA HAS GENERAL BUSINESS EXPERIENCE, HE HAS LIMITED EXPERIENCE MANAGING FULL-SCALE PRODUCTION AND SALES OF OUR PRODUCT LINE.

     Mr. Pangia has significant experience and expertise in his prior work background. However, we do not know how he will perform until our products are accessible to our customers and our management team is expanded and tested. Further, investors will have no right or power to take part in or direct the management of our company. No investor should purchase shares unless an investor is willing to entrust in Mr. Pangia all aspects of management, including the selection of officers and directors.

RISKS ASSOCIATED WITH OUR COMMON STOCK

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING STOCKHOLDERS EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     Three of our principal stockholders, including Teodosio V. Pangia, our chairman, chief executive officer and president, collectively, beneficially own an aggregate of approximately 82% of our outstanding common stock. As a result, they have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they have the ability to effectively control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by discouraging a potential acquiror from attempting to acquire our company.

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD DECLINE IN VALUE.


     There is no public market for our common stock and we have arbitrarily determined the public offering price of the common stock offered pursuant to this prospectus. The public offering price does not necessarily bear any relationship to our assets, net worth, results of operations or any other established criteria of value. We have not prepared or acquired any evaluation or appraisal of our business. You should not consider the public offering price for our common stock to be any indication of its actual value. It is likely that the trading price of our common stock will be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:


     - developments concerning our operations;

     - announcements of technological innovations by us or our competitors;

     - new products or services introduced or announced by us or our competitors;

     - actual or anticipated variations in quarterly operating results;

     - conditions or trends in the regulatory climate and financial markets;

     - changes in the market valuations of similar companies;

     - additions or departures of key personnel; and

     - sales of our common stock.


     In addition, equity markets in general, and the market for developmental companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources, which could seriously harm our business.



                           FORWARD-LOOKING STATEMENTS


     In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

     You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from shares sold by the selling shareholders.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                    DILUTION


     Our present shareholders have acquired their shares of common stock and a controlling interest in our company at a cost that is substantially less than which you may purchase shares. Net tangible book value represents the amount of our tangible assets, reduced by the amount of our liabilities, and it is a means to determine the value of our common stock. At March 31, 2002, our net tangible book value was a deficiency of $102,525, or less than ($0.01) per share based on 22,500,000 shares of common stock outstanding. Dilution is determined by subtracting net tangible book value per share from the purchase price you pay for shares of our common stock. Accordingly, to the extent you purchase shares for a market price that exceeds net tangible book value per share which is currently nil, you will suffer an immediate dilution of $0.90 per share.


                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2002. The information set forth below should be read in conjunction with our unaudited consolidated condensed financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Plan of Operation" included elsewhere in this prospectus.



                                                                 AS OF
                                                               MARCH 31,
                                                                  2002
                                                              ------------
Long-term obligations.......................................   $      --
Stockholders' equity:
  Preferred stock; $0.001 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........          --
  Common stock; $0.001 par value, 80,000,000 shares
     authorized, 22,500,000 shares issued and outstanding...      22,500
  Unearned Compensation.....................................     (72,223)
  Additional paid-in capital................................     970,650
  Notes receivable -- stockholder...........................    (797,000)
  Deficit accumulated during the development stage..........    (226,452)
                                                               ---------
Total stockholders' deficiency..............................    (102,525)
                                                               ---------
Total capitalization........................................    (102,525)
                                                               =========

                            SELECTED FINANCIAL DATA


     The statement of operations data for the year ended December 31, 2001 and the periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001 and the balance sheet data as of December 31, 2001 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2002 and 2001, and the period from April 6, 2000, our date of inception, to March 31, 2002 and the balance sheet data as of March 31, 2002 have not been audited, but have been derived from unaudited financial information included elsewhere in this prospectus, prepared, in management's opinion, on the same basis as the audited financial statements. In management's opinion, this unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present such information fairly.


                               BALANCE SHEET DATA


                                                          MARCH 31, 2002   DECEMBER 31, 2001
                                                          --------------   -----------------
Total assets............................................    $ 394,089          $396,733
Total liabilities.......................................    $ 496,614          $244,363
Stockholders' equity (deficiency).......................    $(102,525)         $152,370


                    SUMMARY OF STATEMENT OF OPERATIONS DATA


                                                           PERIOD FROM              PERIOD FROM
                                                          APRIL 6, 2000            APRIL 6, 2000
                                     YEAR ENDED       (DATE OF INCEPTION) TO   (DATE OF INCEPTION) TO
                                  DECEMBER 31, 2001     DECEMBER 31, 2000        DECEMBER 31, 2001
                                  -----------------   ----------------------   ----------------------
Revenues........................     $        --           $        --              $        --
Operating expenses..............     $   114,015           $    71,987              $   186,002
Net loss........................     $   (82,941)          $   (64,439)             $  (147,380)
Basic net loss per share........     $        --           $        --
Basic weighted average common
  shares outstanding............      22,500,000            17,812,500



                                              THREE MONTHS ENDED            PERIOD FROM
                                           -------------------------       APRIL 6, 2000
                                            MARCH 31,     MARCH 31,    (DATE OF INCEPTION) TO
                                              2002          2001           MARCH 31, 2002
                                           -----------   -----------   ----------------------
Revenues.................................  $        --   $        --         $      --
Operating expenses.......................  $    85,007   $     8,051         $ 271,009
Net income (loss)........................  $   (79,072)  $     3,661         $(226,452)
Basic net loss per share.................  $        --   $        --
Basic weighted average common shares
  outstanding............................   22,500,000    22,500,000

                     MANAGEMENT DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATION

     The following discussion should be read in conjunction with our financial statements and the notes to our financial statements that appear in this prospectus. The following discussion contains forward looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section titled "Risk Factors."

OVERVIEW

     Prior to April 16, 2001, we were an inactive publicly company. On April 16, 2001, pursuant to an agreement and plan of reorganization and merger, EC2000, Inc., a Delaware corporation, merged with and into our wholly owned subsidiary, Grand Acquisition Corp. In connection with this transaction, we issued 18,500,000 shares of our common stock to the stockholders of EC2000, Inc. in exchange for all of the outstanding shares of EC2000, Inc. held by such stockholders. After the merger, the stockholders of EC2000, Inc. owned the majority of the issued and outstanding shares of our company. Accordingly, we have treated the combination as a reverse acquisition and, for accounting purposes, EC2000, Inc. was the accounting acquirer and we were the accounting acquiree.

     Our financial statements are the historical financial statements of EC2000, Inc. from April 6, 2000 through April 16, 2001. After April 16, 2001, our assets and liabilities were combined with those of EC2000, Inc. Prior to our combination with EC2000, Inc., we had no assets or liabilities. For accounting purposes, we adopted a December 31 year end.

     We are party to a license agreement with Mario Pandolfo, Maurizio DeCarli and Massimo DeCarli that grants us the exclusive right to manufacture and market the Fuel Energizing Cell in the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China. The license was originally granted to EC2000, Inc. in August 2000 and, pursuant to the terms of the license, our rights granted pursuant to the license shall continue in perpetuity. In consideration for the license grant, EC2000, Inc. issued to the licensors an aggregate of 9,250,000 shares of its common stock.

     Pursuant to the terms of the license agreement, upon the effective date of EC2000, Inc.'s merger with and into Grand Acquisition Corp., the license was automatically assigned to Grand Acquisition Corp. We have valued the license at the patent's historical cost basis, which is nil.


     As of March 31, 2002, our operations were limited to organizational activities. We have not generated any revenue from operations through that date. Accordingly, we are considered a "development stage company" for accounting purposes.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Stock based compensation

     In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), we will recognize compensation costs as a result of the issuance of stock options granted to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, we will not be required to recognize compensation expense as a result of any grants of stock options to employees at an exercise price that is equivalent to or greater than fair value. We will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123,

"Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options granted to employees has been applied instead if such amounts differ materially from the historical amounts.

     In accordance with SFAS 123, we will also recognize the cost of shares, options, warrants and other equity instruments issued to nonemployees as consideration for services as expense over the periods in which the related services are rendered by a charge to compensation cost and corresponding credit to additional paid-in capital. Generally, cost will be determined based on the fair value of the equity instruments at the date of issuance. The fair value of options, warrants and similar equity instruments will be estimated based on the Black-Scholes option-pricing model, which meets the criteria set forth in SFAS 123, and the assumption that all the options or other equity instruments will ultimately vest. The effect of actual forfeitures will be recognized as they occur.

RESULTS OF OPERATIONS


     Three month period ended March 31, 2002 as compared to the three month period ended March 31, 2001.



     Revenues. We did not have any revenues during the three months ended March 31, 2002 or 2001.



     General and Administrative Expenses. General and administrative expenses increased by approximately $77,000 to $85,000 for the three months ended March 31, 2002 from $8,000 for the three months ended March 31, 2001. This increase was attributable to professional fees of approximately $71,000 expended in connection with the preparation of our regulatory filings and consulting fees of $7,000 relating to the grant of stock options. From our inception, we have incurred general and administrative expenses of approximately $265,000.



     Interest Income. Interest income was $9,000 for the three months ended March 31, 2002 and $11,000 for the three months ended March 31, 2001 and consists of interest earned on the notes receivable from Dr. Mario Pandolfo. From inception, we have earned approximately $55,000 of interest in these notes.



     Interest Expense. Interest expense was approximately $4,000 for the three months ended March 31, 2002 and was nil for the three months ended March 31, 2001, which consists of interest on the advances from stockholders. From inception, we have incurred interest expense of approximately $10,000 on these advances.



     Net Income (Loss). Net loss was $79,000 for the three months ended March 31, 2002. Net income was $4,000 for the three months ended March 31, 2001. Since our inception, our accumulated loss was approximately $226,000. The reasons for our net loss and net income are explained above.


 Year ended December 31, 2001 as compared to periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001

     Revenues.  We did not have any revenues through December 31, 2001.

     General and Administrative Expenses. General and administrative expenses for the year ended December 31, 2001 and the periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001, were approximately $114,000, $66,000 and $180,000, respectively, and consists primarily of professional fees for general corporate matters.

     Interest Income. Interest income for the year ended December 31, 2001 and the periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001, was approximately $38,000, $7,000 and $45,000, respectively, and consists of interest on the note receivable from Dr. Mario Pandolfo.

     Interest Expense. Interest expense for the year ended December 31, 2001 and the period from April 6, 2000, our date of inception, to December 31, 2001, was approximately $7,000, which consists of interest on advances from stockholders.

     Net Loss. Net loss for the year ended December 31, 2001 and the periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001, was approximately $83,000, $64,000 and $147,000, respectively. The reason for the net losses is explained above.

LIQUIDITY AND CAPITAL RESOURCES


     Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, we have not generated any revenue from operations and are still in a development stage. We have incurred a cumulative loss of approximately $226,000 through March 31, 2002 and have very little cash on hand. We believe that we will need total additional financing of $250,000 to continue to operate as planned during the twelve-month period subsequent to March 31, 2002. These matters raise substantial doubt about our ability to continue as a going concern.



     We plan to obtain financing through private offerings of debt and equity securities. However, we cannot assure you that we will be able to obtain any or all of the additional financing we will need in order to continue to operate at least through March 31, 2003 or that, ultimately, we will be able to generate any profits from the sale of the Fuel Energizing Cell. If we are unable to obtain the financing we require, we may have to curtail or terminate our operations, liquidate our remaining assets and liabilities, and/or seek protection from our creditors under federal or state bankruptcy laws.



     Prior to our merger with EC2000, Inc., on October 26, 2000, EC2000, Inc., sold 6,250,000 shares of its common stock through a private offering and received gross proceeds of $1,050,000. Through March 31, 2002, we have used these proceeds, in part, to fund our loss of approximately $226,000, advance $150,000 to effectuate the combination with EC 2000, Inc., as well as pay a cash deposit of $338,000 to Sonical S.R.L., a company controlled by Dr. Mario Pandolfo, a principal stockholder of our company, towards a non-binding open purchase order for 10,000 units of inventory. The aggregate purchase price for the 10,000 units of inventory is $958,795 and our deposit of $338,000 represents payment for what we believe will be the minimum units of inventory we will require at the initial introduction of our products in the marketplace. The open purchase order is for our anticipated inventory requirements for our initial year of operations, based on our business plan. We will purchase the inventory as a finished product pursuant to European standards. We recently identified an independent third party that will modify the inventory to comply with standards in the United States prior to being packaged for sale in the United States and Canada. We believe we purchase inventory from Sonical, S.R.L. on an arms-length basis. We plan to introduce our products to the market during the third quarter of 2002.



     In addition, through March 31, 2002, we received advances from our principal stockholders of approximately $422,000 and we loaned $797,000 in the form of two notes to Dr. Pandolfo, a principal stockholder. These notes bear interest at the prime rate and are due on November 2, 2003 and are secured by shares of our common stock owned by Dr. Pandolfo. Management of our company and Dr. Pandolfo both expect that these notes will be repaid to our company pursuant to the terms and conditions of the notes.



PLAN OF OPERATION



     Our plan of operation for the next 12 months is to begin to implement our business strategy, including finalizing and expanding non-exclusive marketing and distribution arrangements. We expect our principal expenditures during the next 18 months to include operating expenses, including general and administrative expenses.

                                    BUSINESS

     We were incorporated on April 6, 2000 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. On April 16, 2001, pursuant to an agreement and plan of reorganization and merger by and among Grand Enterprises, Inc., EC2000, Inc., Grand Acquisition Corp., TVP Capital Corp., Bondy & Schloss, LLP, Dr. Mario Pandolfo, Kilkenny Group LLC, Rathgar LLC, Finglas LLC, Monkstown LLC and Capital Advisory Partners, LLC, dated March 25, 2001, EC2000, Inc. merged with and into Grand Acquisition Corp., our wholly owned subsidiary. Pursuant to the terms and conditions of the plan of reorganization and merger, we issued to the stockholders of EC2000, Inc. an aggregate of 18,500,000 shares of our common stock in exchange for all the issued and outstanding shares of EC2000, Inc. We have been in the developmental stage since our inception and, prior to our merger with EC2000, Inc., have had no operations other than issuing shares to our original stockholders.

     We plan to manufacture and market products that reduce energy costs associated with liquid fuel and natural gas consumption and reduce emissions of pollutants by combustion engines. Pursuant to a license agreement with Dr. Mario Pandolfo, Maurizio DeCarli and Massimo DeCarli, we have the exclusive right to manufacture and market in the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China a patented proprietary line of energy and emission reducing devices that can be applied to liquid fuel and natural gas energy. We refer to this line of products as the "Fuel Energizing Cell" technology. Dr. Pandolfo and Messrs. DeCarli and Decarli, the inventors of this technology, hold the patent for this technology. We have filed for trademark protection in the United States covering our products Dr. Pandolfo and Maurizio DeCarli are each principal stockholders of our company.

     The Fuel Energizing Cell is a device that can be installed on the fuel line of an engine before its combustion-burning chamber. The Fuel Energizing Cell's primary purpose is to create a sonic field that fuel flows through before it enters the combustion chamber. This sonic field aligns the molecules of the fuel in an arrangement that creates a leaner, more complete burn when it enters the combustion chamber. As a result, the engine consumes less fuel and emits fewer pollutants.

     The Fuel Energizing Cell has been successfully tested in Europe by the Italian government through their Minister of Defense and it has been approved for sale in the European Community. Also, Southwest Research, located in San Antonio, Texas, tested the Fuel Energizing Cell. Based on such testing in Italy and the United States, we believe that our Fuel Energizing Cell meets or exceeds government regulatory mandates in the United States and abroad, and provides a safe, reliable, and affordable alternative to existing energy and emission reducing devices.

     Presently, we purchase all of our supplies from Sonical S.R.L., a company located in Tuscania, Italy that manufactures and markets a line of electrical devices for energy applications in natural gas and liquid fuels. Dr. Pandolfo is the majority stockholder of Sonical S.R.L. We believe that we purchase supplies from Sonical S.R.L. based on arms-length transactions and on terms that are equivalent to, or more favorable than, those that can be obtained from independent third party suppliers. We purchase supplies from Sonical S.R.L. in Italy as a finished product pursuant to European standards. After arrival in the United States, the devices are modified to comply with standards in the United States and are packaged for sale in the United States and Canada. We are presently in the process of locating a company to outsource the modification and packaging of the devices.

STRATEGY

     We plan to sell our products based on an energy shared-savings lease program we have developed. Under this program, we will lease Fuel Energizing Cells to our customers. Our fee will be based on a percentage of funds a customer saves from decreased fuel expense as a direct result from the use of our product. Our fee will typically be 50% of a customer's fuel expense savings. We will also promote a performance-based contract where our fee will be adjusted for incremental energy savings. As an example of our shared-savings lease program, our research shows that a normal tractor-trailer traveling 150,000 miles in the United States would spend approximately $35,000 a year in fuel. In a typical shared lease arrangement, we would receive a fee equal to 50% of any fuel expense savings that is in excess of three percent of the user's previous year's fuel expense. We expect that each lease will be for a term of 10 years.

     We believe the shared-savings lease program will be well received by potential customers because the concept allows companies to use our products and realize significant, quantifiable fuel expense savings without realizing the initial expense of purchasing or installing our product. We believe that our Fuel Energizing Cell technology can generate fuel expense savings for all entities that use fuel oils or natural gas to heat or power their facilities. We believe all users of our Fuel Energizing Cell will realize savings between 1-14% of their annual fuel expense.

TARGET MARKETS

     The Fuel Energizing Cell can reduce fuel consumption for all applications and users of fuel energy: from the smallest residential users to the largest industrial users. Every commercial, industrial and institutional facility using oil or natural gas would qualify as a potential customer. However, we will initially focus targeting our marketing efforts on the largest users of fuel energy. These potential customers will most likely power and heat large facilities that operate around-the-clock with fuel energy. We believe that by targeting larger entities we will be able to realize the highest possible gross profit margins and establish the most significant number of shared-savings leases. We intend to target our marketing efforts in the following five major sectors:

     - automotive -- performance aftermarket;

     - diesel -- national fleets;

     - home -- home furnace applications;

     - industrial -- power generators; and

     - military -- Navy (marine).

     In the event that our products enjoy wide market acceptance, we will seek to form joint ventures and strategic alliances with existing companies in each sector to exploit our products fully. We began to commercialize our products in the United States in April 2002. Our first priority is to secure the appropriate strategic partners in each of the sectors listed above.

     As of April 1, 2002, we entered into a distributor agreement with Pioneer Technology, Inc., a Michigan corporation, or Pioneer. Pursuant to the distributor agreement, we granted to Pioneer non-exclusive rights distribute Fuel Energizing Cells for commercial diesel application in the Unites States, Canada and Mexico, and the exclusive rights to sell such products to certain of Pioneer's customers. The distributor agreement is for a term of 12 months and provides for the earlier termination by our company upon certain events. Pioneer agreed to sell a minimum of 1,000 units during the initial 12-month term of the distributor agreement, at a per unit price of $550. We will pay to Pioneer a commission of 25% of the total order sales price originated by Pioneer.

COMPETITION

     Energy efficiency challenges, along with natural gas and electric utility deregulation have produced thousands of products and service companies that typically concentrate on improving existing mechanical equipment. Our approach with the Fuel Energizing Cell is to provide energy savings and reduce emissions of pollutants by altering or enhancing the fuel energy source directly. We do not believe that there is another product that has demonstrated the success in fuel enhancement that our technology has achieved.

     Performance contractors may be considered a competitive force if their existing contracts with potential customers restrict our entry into our targeted markets. As a result of the many high profile public environmental issues such as global warming, the marketplace has demanded proven, verifiable improvements in lowering fuel consumption and/or emissions. We believe timely entrance into this space will secure a significant market share in this space based upon repeatable, documented results.

GOVERNMENT REGULATION

     We believe that our products are considered "retrofit devices," as defined under EPA regulations. This means that our products are generally classified as external modifications made to engines after manufacturing and, thus, do not affect the combustion process, which is regulated by the federal government. As a result, we do not believe that present environmental regulations will negatively impact our business.

EMPLOYEES

     We presently have no full time employees, and four part time employees.

FACILITIES

     Our principal executive office is located in approximately 1,000 square feet of leased space located at 119 West 23rd Street, Suite 508, New York, New York 10011. We do not own any real estate. We believe that our present office space is suitable for our current operations.

LEGAL PROCEEDINGS

     We are aware of no legal proceedings against our company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following persons are our executive officers and directors.

NAME                                    AGE                   TITLE
----                                    ---                   -----
Teodosio V. Pangia....................  42    President, Chief Executive Officer and
                                              Chairman of the Board of Directors
James K. English......................  53    Director


     Teodosio V. Pangia. Mr. Pangia has been our President, Chief Executive Officer and the chairman of the board our company since April 16, 2001. Mr. Pangia is also the Chairman of TVP Capital Corp., a company engaged in the venture capital business that has provided consulting services to our company since our inception without compensation. Since July 2000, Mr. Pangia has been a director and Chief Executive Officer of Enviro Industrial Technologies, Inc., a mineral processing company. Since April 2000, Mr. Pangia has served as the Chairman and Chief Executive Officer of Diamond Discoveries International Corp., a junior diamond exploration company with mining claims located in Quebec, Canada. Since June 1997, Mr. Pangia has been President of Tyler Dylan. From June 1997 to July 1999, Mr. Pangia served as consultant to Environmental Solutions Worldwide, a company he co-founded. From July 1995 through July 1997, Mr. Pangia was a director and Chief Executive Officer of Ecology Pure Air International. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, was subsequently dismissed. Mr. Pangia appeared before the Ontario Securities Commission on December 5, 2001 to set a date for a pre-hearing in a matter in which it has been alleged by the Ontario Securities Commission that during the period from March 1995 to February 1996 Mr. Pangia traded certain securities in Canada without being registered to do so and also engaged in a distribution of securities without filing a preliminary prospectus or prospectus. A hearing date has been set for October 28, 2002.


     James K. English. Mr. English has been our director since November 9, 2001. Since 1982, Mr. English has also been President and Chief Executive Officer of English Automotive. From 1968 to 1982, Mr. English was an automotive engineer with General Motors. From 1994 to 2000, Mr. English was the Chairman of the Society of Automotive Engineers Aftermarket Committee, an organization that Mr. English founded, and he was a member of the U.S. Naval Institute at the U.S. Naval Academy. Mr. English holds a B.S. degree and a Masters degree, each from Sussex College.

     None of our executive officers or directors is employed pursuant to an agreement with us; however, we have engaged Mr. English as a consultant pursuant to a consulting agreement, dated December 13, 2001. For more information regarding the terms and conditions of Mr. English's engagement with us, see "Item 12. Certain Relationships and Related Transactions."

     The business address for each of our executive officers and directors is 119 West 23rd Street, New York, New York 10011.

CONFLICTS OF INTEREST

     Our management has other financial and business interests to which a significant amount of their time is devoted. These other interests may pose conflicts of interest with regard to their allocation of time and efforts. Mr. Pangia is also the sole stockholder and principal of TVP Capital Corp., a beneficial owner of our common stock. Additionally, Mr. Pangia beneficially owns and/or controls, either directly or indirectly, six companies. See "Item 12. Certain Relationships and Related Transactions." Mr. Pangia expects to devote 50% of his business time to affairs of our company and Mr. English expects to devote approximately 10% of his business time to the affairs of our company. We cannot assure you that management will resolve all conflicts of interest in our favor. Management's failure to conduct our company's business in the best interest of our company may result in management's liability to us.

BOARD OF DIRECTORS

     All of our directors serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of our officers serve at the discretion of the board of directors. There are no family relationships among the directors and executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that the personal liability of our directors will be eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of sec. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Our certificate of incorporation also provides that we will, to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware, indemnify all persons whom we may indemnify under such provisions. The indemnification provided by this section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under our bylaws, by agreement, vote of our stockholders or disinterested directors, or otherwise. Except as specifically required by the General Corporation Law of the State of Delaware, as the same exists or may be amended, none of our directors of will be liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director. No amendment to or repeal of this provision of our certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of that director occurring prior to the amendment or repeal.

     Under Section 145 of the Delaware General Corporation Law, we have the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and judgments against, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             EXECUTIVE COMPENSATION

     Set forth below is the aggregate compensation for services rendered in all capacities to us by our chief executive officer and the other most highly compensated executive officers for the year ended December 31, 2001 and for the period of April 6, 2000, our date of inception, through December 31, 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                                         COMPENSATION TABLE     ---------------------
                                                       ----------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                            SALARY   BONUS   OTHER       OPTIONS/SARS
---------------------------                            ------   -----   -----   ---------------------
Teodosio V. Pangia............................  2001    $-0-    $-0-    $-0-           -0-/-0-
  Chairman, Chief Executive Officer and         2000    $-0-    $-0-    $-0-           -0-/-0-
  President


     Presently, we do not pay Mr. Pangia any salary or bonuses.

     We have not granted any stock options to the named executive officer.

DIRECTOR COMPENSATION

     Our directors do not receive compensation for their services as directors, but are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each board meeting attended.

                           RELATED PARTY TRANSACTIONS


     Teodosio V. Pangia, our president, chief executive officer and chairman of our board, is the sole principal of TVP Capital Corp, a Delaware corporation that owns 3,910,000 shares or 17.4% of our common stock. Mr. Pangia also owns and/or controls, either directly or indirectly, six companies, Altea Investments, Ltd., Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd. and S D Investments, Ltd., which, in the aggregate, hold 5,800,000 shares or 25.8% of our common stock. We owe TVP Capital Corp. $422,439 for net advances made by it to us. These advances are non-interest bearing and payable on demand. Imputed interest expense was $3,400 for the three months ended March 31, 2002, $6,800 for the year ended December 31, 2001 and $10,200 for the period from April 6, 2000, our date of inception, to March 31, 2002.


     We entered into a consulting agreement with James English, one of our directors, on December 13, 2001, pursuant to which Mr. English agreed to develop distribution strategies for the automotive and diesel aftermarket, introduce us to, and negotiate with, automotive and diesel aftermarket distribution networks and serve as our liaison with technical consultants. The consulting agreement is for a three-year term but may be terminated by us for cause. In consideration for Mr. English's services, we issued to him options to purchase:

     - 200,000 shares of our common stock at an exercise price of $0.50 per share;

     - 200,000 shares of our common stock at an exercise price of $1.00 per share; and

     - 200,000 shares of our common stock at an exercise price of $2.00 per share.

     The options are exercisable at any time during the three-year period commencing on December 13, 2001.


     Maurizio DeCarli and Mario Salvatore Pandolfo each own 4,900,000 shares, or 21.78%, of our common stock. Mr. DeCarli and Dr. Pandolfo were principals of EC2000, Inc. prior to its merger with and into our wholly owned subsidiary, Grand Acquisition Corp., and they are the owners of the Fuel Energizing Cell technology, which they have licensed to us. Dr. Pandolfo is the majority stockholder of Sonical S.R.L. As of March 31, 2002, we made a cash deposit of $388,000 to Sonical S.R.L. towards a non-binding open purchase order for 10,000 units of inventory. The aggregate purchase price for the 10,000 units of inventory is $958,795. We believe that we purchase inventory from Sonical S.R.L. on an arms-length basis.



     Dr. Pandolfo has issued to us two promissory notes, each dated as of September 30, 2001. Each note is for an aggregate principal amount of $500,000; however, we have only funded $110,000 of the second note. The notes bear interest at the prime rate and the principal amount and all accrued and unpaid interest on the notes was payable on November 2, 2001. As of November 2, 2001, we agreed to extend the maturity date of the principal amount and the accrued and unpaid interest on the notes until November 2, 2003. On the due date of the notes, we have the option to convert the outstanding principal and accrued and unpaid interest due on the notes into shares of our common stock held by Dr. Pandolfo at a conversion rate of $1.00 per share. However, if at any time during the term of the notes, the bid price for our common stock equals or exceeds $4.00 per share for a period of twenty consecutive trading days, the outstanding balance shall automatically be converted into shares of our common stock held by Dr. Pandolfo at a rate of $1.00 per share. To date, we have accrued approximately $55,000 of interest on these notes.


     On April 11, 2000, we issued 4,000,000 shares of common stock to our founders, Capital Advisory Partners, LLC, Kilkenny Group LLC, Rathgar LLC, Finglas LLC and Monkstown LLC, at par value, $.001 per share or $4000.

     In April 2001, Dr. Pandolfo and Maurizio DeCarli each acquired an additional 500,000 shares of our common stock, and TVP Capital Corp. acquired an additional 1,000,000 shares of our common stock, pursuant to stock purchase agreements with certain of our existing stockholders.

     On April 16, 2001, EC2000, Inc., merged with and into Grand Acquisition Corp., our wholly owned subsidiary. In connection with the merger, we issued 18,500,000 shares, or 82.2%, of our common stock in exchange for all the issued and outstanding shares of EC2000, Inc. held its eight stockholders. These stockholders included Bondy & Schloss LLP, our counsel, Dr. Pandolfo, Maurizio DeCarli, TVP Capital Corp., a corporation controlled by Mr. Pangia, and six other entities controlled by Mr. Pangia.

     We are party to a license agreement with Dr. Pandolfo, Maurizio DeCarli and Massimo DeCarli that grants us the exclusive right to manufacture and market the Fuel Energizing Cell in the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China. The license was originally granted to EC2000, Inc. in August 2000 and, pursuant to the terms of the license, our rights granted pursuant to the license shall continue in perpetuity. In consideration for the license grant, EC2000, Inc. issued to the licensors an aggregate of 9,250,000 shares of its common stock. Pursuant to the terms of the license agreement, upon the effective date of EC2000, Inc.'s merger with and into Grand Acquisition Corp., the license was automatically assigned to Grand Acquisition Corp.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 15, 2002 by:


     - all persons who are beneficial owners of five percent (5%) or more of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all current directors and executive officers as a group.

     Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.


     Applicable percentage ownership in the following table is based on 22,500,000 shares of common stock outstanding as of June 15, 2002.



     Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


     Unless otherwise noted, the business address of the beneficial owner is c/o Grand Enterprises, Inc., 119 West 23rd Street, New York, New York 10011.

                                                              NUMBER OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES       CLASS
------------------------------------                          ----------   ----------
Teodosio Pangia.............................................   9,710,000      43.2%
James K. English............................................     600,000       2.6%
Maurizio DeCarli............................................   9,710,000      43.2%
Mario Salvatore Pandolfo....................................   4,900,000      19.6%
TVP Capital Corp. ..........................................   3,910,000      17.4%
All directors and executive officers as a group (two
  persons)..................................................  10,310,000      45.8%

     The shares held by Mr. Pangia includes an aggregate of 5,800,000 shares held by Altea Investments, Ltd., Gata Investments, Ltd, Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd., and SD Investments, Ltd., companies beneficially owned and/or controlled directly or indirectly by Mr. Pangia, and 3,910,000 shares held by TVP Capital Corp. Mr. Pangia is the sole officer, director and shareholder of TVP Capital Corp.

     The shares held by Mr. English includes an aggregate of 600,000 shares of common stock issuable upon the exercise of immediately exercisable options held by him.

     The business address for Mr. DeCarli is 251 Folino Drive, Bridgeport, CT 06606.

     The business address for Mr. Pandolfo is Via Acquabianca No. 42, 01100 Viterbo, Italy.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders. The number of shares of common stock that may actually be sold by the selling stockholders will be determined by the selling stockholders, and may depend upon a number of factors, including, among other things, the market price of our common stock.

     The table below summarizes information concerning the beneficial ownership of common stock of the selling stockholders as of the date of this prospectus. All information concerning beneficial ownership has been furnished by the selling stockholders. The amounts listed as the percentage of common stock owned after the offering assumes that all of the shares offered by the selling shareholders pursuant to this prospectus are sold.

                                             SHARE OF COMMON
                                           STOCK BENEFICIALLY                      SHARE OF COMMON
                                             OWNED PRIOR TO                      STOCK BENEFICIALLY
                                                OFFERING           SHARE OF     OWNED AFTER OFFERING
                                           -------------------   COMMON STOCK   ---------------------
NAME AND ADDRESS                            NUMBER     PERCENT     OFFERED        NUMBER     PERCENT
----------------                           ---------   -------   ------------   ----------   --------
Altea Investments, Ltd...................  1,000,000     4.4%      100,000        900,000       4.0%
Baychester Investments, Ltd..............    900,000     4.0%       90,000        810,000       3.6%
Bekeman Investments, Ltd.................  1,000,000     4.4%      100,000        900,000       4.2%
Bondy & Schloss LLP......................     90,000       *         9,000         81,000         *
Capital Advisory Partners LLC............     80,000       *         8,000         72,000         *
Massimo DeCarli..........................    112,500       *        11,250        101,250         *
Maura DeCarli............................    112,500       *        11,250        101,250         *
Maurizio DeCarli.........................  4,900,000    21.8%      490,000      4,410,000      19.6%
Finglas LLC..............................     80,000       *         8,000         72,000         *
Thomas Franzone..........................    250,000     1.1%       25,000        225,000       1.0%
Gata Investments, Ltd....................  1,000,000     4.4%      100,000        950,000       4.2%
Elwin Smith d/b/a The Elwes Group........    250,000     1.1%       25,000        225,000       1.0%
Kilkenny Group LLC.......................     80,000       *         8,000         72,000         *
Tony Lemma Trust.........................    900,000     4.0%       90,000        810,000       3.6%
Monkstown LLC............................     80,000       *         8,000         72,000         *
Wilson Nixon.............................     50,000       *         5,000         45,000         *
1381037 Ontario Ltd......................    150,000       *        15,000        135,000         *
Mario Salvatore Pandolfo.................  4,900,000    21.7%      490,000      4,410,000      19.6%
Franco Pizzola...........................    112,500       *        11,250        101,250         *
Rathgar LLC..............................     80,000       *         8,000         72,000         *
RDT Investments, Ltd. ...................    900,000     4.0%       90,000        810,000       3.6%
S D Investments, Ltd. ...................  1,000,000     4.4%      100,000        900,000       4.2%
Spartan Investments......................    200,000       *        20,000        180,000         *
Tunku Mudzaffar Bin Tunku Must Apha......    250,000     1.1%       25,000        225,000       1.0%
TVP Capital Corp. .......................  3,910,000    17.3%      391,000      3,519,000      15.6%
Alan M. Wiernasz.........................    112,500       *        11,250        101,250         *

---------------

 *  Indicates less than 1%.

     Altea Investments, Ltd., Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd., S D Investments, Ltd., and TVP Capital Corp. are companies owned or controlled by Teodosio V. Pangia, our officer and director.

     Bondy & Schloss LLP are our legal counsel.

     Massimo DeCarli, Maurizio DeCarli and Dr. Mario Salvatore Pandolfo are parties to the license agreement granting us the rights to the patents for our product line. Maurizio DeCarli and Dr. Pandolfo were principals of EC2000, Inc. Dr. Pandolfo is a principal stockholder of our company.

                           DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of June 15, 2002, there were outstanding 22,500,000 shares of common stock and no shares of preferred stock.


COMMON STOCK

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

PREFERRED STOCK

     Our board of directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series. The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER, OUR BY-LAWS AND DELAWARE LAW

     Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes our directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the president and must be called by the president or the secretary at the written request of a majority of our directors. Our by-laws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

     Section 203 defines "business combination" to include: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities.

     Upon the closing of this offering, there will be an aggregate of 22,500,000 shares of common stock outstanding held by approximately 26 stockholders. Of the outstanding shares, the 2,250,000 shares being sold in this offering will be freely tradable. The remaining 20,250,000 shares of our common stock that are held by our current stockholders will be deemed "restricted securities" that may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 under the Securities Act. All 22,500,000 shares of our outstanding common stock are eligible for sale pursuant to Rule 144.

     In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale is entitled to sell, within any three-month period commencing 90 days after the date of the prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or approximately 225,000 shares immediately after this offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed, subject to certain additional public information and notification requirements. In addition, if the shares were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale, a person who has not been an affiliate of the issuer during the preceding three months is entitled to sell those shares under Rule 144(k) without regard to the requirements described above.

     As of the date of this prospectus, immediately exercisable options to purchase an aggregate of 600,000 shares of common stock were outstanding.

                              PLAN OF DISTRIBUTION


     There is no public market for the shares of our common stock being offered pursuant to this prospectus. The selling security holders will sell shares of common stock at the fixed price stated on the cover page of this prospectus until and if our shares of common stock are quoted on a specified, recognized market, such as the over-the-counter electronic bulletin board. At such time, our common stock may be sold at prevailing market prices or in privately negotiated transactions. Affiliates of our company will only be able to sell their shares of common stock at the same fixed price and subject to the restrictions of Rule 144.



EFFECT OF "PENNY STOCK" REGULATIONS



     If a public market develops for our common stock, it is likely that our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions.



     Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.



     Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.


                                 LEGAL MATTERS

     Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered pursuant to this prospectus. Bondy & Schloss LLP owns 90,000 shares of our common stock which it received in exchange for its shares of EC2000, Inc. pursuant to our combination with EC2000, Inc. Bondy & Schloss LLP obtained its shares in EC2000, Inc. in consideration for legal services it rendered. Bondy & Schloss LLP is a selling stockholder listed in this prospectus.

                                    EXPERTS

     Our consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001 and for the periods from April 6, 2000, our date of inception, to December 31, 2000 and 2001, included in this prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report, included in this prospectus, in reliance on their report, which includes an explanatory paragraph relating to our ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You can read our SEC filings, including the registration statement, over the internet at the SEC's Web site, located at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................   F-2
CONSOLIDATED BALANCE SHEET
  DECEMBER 31, 2001.........................................   F-3
CONSOLIDATED STATEMENTS OF OPERATIONS
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM APRIL 6,
  2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001....   F-4
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM APRIL 6,
  2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001....   F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM APRIL 6,
  2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001....   F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................   F-7
CONDENSED CONSOLIDATED BALANCE SHEETS
  MARCH 31, 2002 (UNAUDITED) AND DECEMBER 31, 2001..........  F-11
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
  APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
  (UNAUDITED)...............................................  F-12
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS'
  EQUITY (DEFICIENCY)
  PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31,
  2002 (UNAUDITED)..........................................  F-13
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
  APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
  (UNAUDITED)...............................................  F-14
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (UNAUDITED)...............................................  F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Grand Enterprises

     We have audited the accompanying consolidated balance sheet of GRAND ENTERPRISES, INC. AND SUBSIDIARY (A Development Stage Company) as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2001 and the periods from April 6, 2000 (date of inception) to December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Enterprises, Inc. and Subsidiary of December 31, 2001, and their results of operations and cash flows for the year ended December 31, 2001 and the periods from April 6, 2000 (date of inception) to December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated any revenue from its operations through December 31, 2001 and has incurred losses of approximately $147,000. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          J.H. COHN LLP

Roseland, New Jersey
March 15, 2002

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001

                                ASSETS
Current assets:
  Cash......................................................  $   2,733
  Deposit with related party................................    388,000
  Other current assets......................................      6,000
                                                              ---------
     Total..................................................  $ 396,733
                                                              =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  56,311
  Advances from stockholders................................    188,052
                                                              ---------
     Total liabilities......................................    244,363
                                                              ---------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 20,000,000
     shares authorized; none issued.........................         --
  Common stock, par value $.001 per share; 80,000,000 shares
     authorized; 22,500,000 shares issued and outstanding...     22,500
  Additional paid-in capital................................    887,250
  Notes receivable -- stockholder...........................   (610,000)
  Deficit accumulated during the development stage..........   (147,380)
                                                              ---------
     Total stockholders' equity.............................    152,370
                                                              ---------
     Total..................................................  $ 396,733
                                                              =========

                See Notes to Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 2001 AND PERIODS
      FROM APRIL 6, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001

                                                                       APRIL 6 TO DECEMBER 31,
                                                                       -----------------------
                                                            2001          2000         2001
                                                         -----------   -----------   ---------
General and administrative expenses....................  $   114,015   $    65,987   $ 180,002
Research and development expenses......................                      6,000       6,000
                                                         -----------   -----------   ---------
Operating loss.........................................     (114,015)      (71,987)   (186,002)
                                                         -----------   -----------   ---------
Other:
  Interest expense.....................................       (6,750)                   (6,750)
  Interest income......................................       37,824         7,548      45,372
                                                         -----------   -----------   ---------
     Totals............................................       31,074         7,548      38,622
                                                         -----------   -----------   ---------
Net loss...............................................  $   (82,941)  $   (64,439)  $(147,380)
                                                         ===========   ===========   =========
Basic net loss per share...............................  $       (--)  $       (--)
                                                         ===========   ===========
Basic weighted average common shares outstanding.......   22,500,000    17,812,500
                                                         ===========   ===========

                See Notes to Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM APRIL 6, 2000
               (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001

                                                                                                 DEFICIT
                                                                                    NOTE       ACCUMULATED
                         PREFERRED STOCK         COMMON STOCK       ADDITIONAL   RECEIVABLE    DURING THE
                       -------------------   --------------------    PAID-IN        FROM       DEVELOPMENT
                         SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDER      STAGE        TOTAL
                       ----------   ------   ----------   -------   ----------   -----------   -----------   ----------
Proceeds from the
  issuance of shares
  to founders........          --   $  --     3,000,000   $ 3,000                                            $    3,000
Effects of reverse
  acquisition........                         4,000,000     4,000   $ (154,000)                                (150,000)
Note receivable from
  stockholder........                                                             $(500,000)                   (500,000)
Issuance of shares to
  founders for patent
  rights.............                         9,250,000     9,250       (9,250)
Shares sold through
  private placement..                         6,250,000     6,250    1,043,750                                1,050,000
Net loss.............                                                                           $ (64,439)      (64,439)
                       ----------   -----    ----------   -------   ----------    ---------     ---------    ----------
Balance, December 31,
  2000...............          --      --    22,500,000    22,500      880,500     (500,000)      (64,439)      338,561
Note receivable from
  stockholder........                                                              (110,000)                   (110,000)
Interest to
  stockholders.......                                                    6,750                                    6,750
Net loss.............                                                                             (82,941)      (82,941)
                       ----------   -----    ----------   -------   ----------    ---------     ---------    ----------
Balance, December 31,
  2001...............          --   $  --    22,500,000   $22,500   $  887,250    $(610,000)    $(147,380)   $  152,370
                       ==========   =====    ==========   =======   ==========    =========     =========    ==========

                See Notes to Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEAR ENDED DECEMBER 31, 2001 AND PERIODS
      FROM APRIL 6, 2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001

                                                                       APRIL 6 TO DECEMBER 31,
                                                                       -----------------------
                                                             2001         2000         2001
                                                           ---------   ----------   ----------
Operating activities:
  Net loss...............................................  $ (82,941)  $  (64,439)  $ (147,380)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Interest expense on advances to stockholders........      6,750                     6,750
     Changes in operating assets and liabilities:
       Prepaid expenses and other current assets.........     60,245      (66,245)      (6,000)
       Deposit with related party........................   (388,000)                 (388,000)
       Accounts payable and accrued expenses.............     38,181       18,130       56,311
                                                           ---------   ----------   ----------
          Net cash used in operating activities..........   (365,765)    (112,554)    (478,319)
                                                           ---------   ----------   ----------
Investing activities:
  Issuance of notes receivable -- stockholder............   (110,000)    (500,000)    (610,000)
  Repayments from (advances to) stockholders.............    393,510     (205,458)     188,052
                                                           ---------   ----------   ----------
          Net cash provided by (used in) investing
            activities...................................    283,510     (705,458)    (421,948)
                                                           ---------   ----------   ----------
Financing activities:
  Proceeds from issuance of common stock to founders.....                   3,000        3,000
  Proceeds from issuances of common stock................               1,050,000    1,050,000
  Payment in connection with reverse acquisition.........                (150,000)    (150,000)
                                                                       ----------   ----------
          Net cash provided by financing activities......                 903,000      903,000
                                                                       ----------   ----------
Net increase (decrease) in cash..........................    (82,255)      84,988        2,733
Cash, beginning of period................................     84,988           --           --
                                                           ---------   ----------   ----------
Cash, end of period......................................  $   2,733   $   84,988   $    2,733
                                                           =========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND BASIS OF PRESENTATION:

     Prior to April 16, 2001 Grand Enterprises, Inc. was an inactive public company. On April 16, 2001, pursuant to an agreement and plan of reorganization and merger, EC2000, Inc., a Delaware corporation, merged with and into Grand Enterprises, Inc.'s wholly owned subsidiary, Grand Acquisition Corp. In connection with this transaction, Grand Enterprises, Inc. issued 18,500,000 shares of its common stock to the stockholders of EC2000, Inc. in exchange for all of the outstanding shares of EC2000, Inc. held by such stockholders. After the merger, the stockholders of EC2000, Inc. owned the majority of the issued and outstanding shares of Grand Enterprises, Inc. Accordingly, the combination has been accounted for as a reverse acquisition and, for accounting purposes, EC2000, Inc. was the accounting acquirer and Grand Enterprises, Inc. was the accounting acquiree.

     These financial statements are the historical financial statements of EC2000, Inc. from April 6, 2000 through April 16, 2001. After April 16, 2001, the assets and liabilities of Grand Enterprises, Inc. were combined with those of EC2000, Inc. Prior to the combination with EC200, Inc., Grand Enterprises, Inc. had no assets or liabilities. For accounting purposes, we adopted a December 31 year end. The term the "Company" as used herein refers to Grand Acquisition Corp. and its wholly owned subsidiary.

     The Company is a party to a license agreement with Dr. Mario Pandolfo, a principal stockholder of the Company, Maurizio DeCarli and Massimo DeCarli that grants to the Company the exclusive right to manufacture and market a patented fuel reduction technology (the "Property") in the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China. The license was originally granted to EC2000, Inc. in August 2000 and, pursuant to the terms of the license, the rights granted pursuant to the license shall continue in perpetuity. In consideration for the license grant, EC2000, Inc. issued to the licensors an aggregate of 9,250,000 shares of its common stock. Pursuant to the terms of the license agreement, upon the effective date of EC2000, Inc.'s merger with and into Grand Acquisition Corp., the license was automatically assigned to Grand Acquisition Corp. We have valued the license at the historical cost basis of the patent which is nil.

     As of December 31, 2001, the Company's operations were limited to organizational activities. It has not generated any revenue from operations through that date. Accordingly, it is considered a "development stage company" for accounting purposes.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, as of December 31, 2001, the Company has not generated any revenue from its operations and has incurred losses of approximately $147,000 from inception. Management believes that the Company will not generate any revenue until it obtains U.S. patents for the Property. Management believes that the Company will need total additional financing of $250,000 to continue to operate as planned during the twelve-month period subsequent to December 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to obtain additional financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need in order to continue to operate through at least December 31, 2002 or that, ultimately, it will be able to generate any profits from the sale of the Property. If the Company is unable to obtain the financing it requires, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.

     The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of EC2000, Inc. and Grand Enterprises, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

 USE OF ESTIMATES:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 CONCENTRATIONS OF CREDIT RISK:

     The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed Federal insurance limits. Exposure to credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

 RESEARCH AND DEVELOPMENT EXPENSES:

     Research and development expenses are expensed as incurred.

 EARNINGS (LOSS) PER SHARE:

     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. Since the Company had net losses for the year ended December 31, 2001, the assumed effects of the exercise of 600,000 options outstanding at December 31, 2001 would have been anti-dilutive. The Company did not have any potentially dilutive common shares outstanding during the period from April 6, 2000 (date of inception) to December 31, 2001.

 INCOME TAXES:

     The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

 STOCK BASED COMPENSATION:

     In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options granted to employees based on the excess, if any, of the fair value of the underlying stock at

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options to employees at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options granted to employees has been applied instead if such amounts differ materially from the historical amounts.

     In accordance with SFAS 123, the Company will also recognize the cost of shares, options, warrants and other equity instruments issued to nonemployees as consideration for services as expense over the periods in which the related services are rendered by a charge to compensation cost and corresponding credit to additional paid-in capital. Generally, cost will be determined based on the fair value of the equity instruments at the date of issuance. The fair value of options, warrants and similar equity instruments will be estimated based on the Black-Scholes option-pricing model, which meets the criteria set forth in SFAS 123, and the assumption that all the options or other equity instruments will ultimately vest. The effect of actual forfeitures will be recognized as they occur.

NOTE 3 -- NOTE RECEIVABLE:

     As of December 31, 2001, the Company had notes receivable of $610,000 from Dr. Pandolfo that are due on November 2, 2003, bear interest at the prime rate and are collateralized by shares of the Company's stock owned by Dr. Pandolfo (the "Shares"). Upon the due date, the Company has the option to convert the outstanding balances into the Shares at $1 per share. However, if at any time during the term of the notes, the bid price for the Company's common stock equals or exceeds $4 per share for a period of twenty consecutive trading days, the outstanding balances are automatically converted into the Shares at $1 per share. The Company earned interest of $37,824 and $45,372 on the aforementioned notes for the year ended December 31, 2001 and for the period from April 6, 2000 (date of inception) to December 31, 2001, respectively.

NOTE 4 -- ADVANCES FROM STOCKHOLDERS:

     As of December 31, 2001, the Company had received advances of $188,052 from its stockholders. These advances are non-interest bearing and are due on demand. Imputed interest expense for the year ended December 31, 2001 and for the period from April 6, 2000 (date of inception) to December 31, 2001 was $6,750 which was credited to additional paid-in capital.


     At December 31, 2001, the Company had a cash deposit of $388,000 with a company owned by Dr. Pandolfo towards a non-binding open purchase order for the purchase of 10,000 units of inventory aggregating a total cost of $958,795. The open purchase order is for the Company's anticipated inventory requirements for its initial year based on its business plan. The Company will purchase the inventory as a finished product pursuant to European standards. It recently identified an independent third party that will modify the inventory to comply with standards in the United States, prior to being packaged for sale in the United States and Canada. Further, the Company believes it purchases its inventory from Sonical S.R.L. on an arms-length basis and plans to introduce its product to market during the third quarter of 2002.


     The founders provided services to the Company for the year ended December 31, 2001 and for the period from April 6, 2000 (date of inception) to December 31, 2001 for which they were not compensated.

NOTE 5 -- PREFERRED STOCK:

     As of December 31, 2001, the Company was authorized to issue up to 20,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock may be issued in one or more series with

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

dividend rates, conversion rights, voting rights and other terms and preferences to be determined by the Company's Board of Directors, subject to certain limitations set forth in the Company's Articles of Incorporation. No shares of preferred stock had been issued by the Company as of December 31, 2001.

NOTE 6 -- INCOME TAXES:

     As of December 31, 2001, the Company had net operating loss carryforwards of approximately $147,000 available to reduce future Federal and state taxable income which will expire through 2021. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $59,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance of December 31, 2001 and did not recognize a credit for income taxes for the period from April 6, 2000 (date of inception) to December 31, 2001. As a result of the increases in the valuation allowance of $33,000, $26,000 and $59,000 during the year ended December 31, 2001, for the period from April 6, 2000 (date of inception) to December 31, 2000 and for the period from April 6, 2000 (date of inception) to December 31, 2001, respectively, no credits for income taxes are included in the accompanying consolidated statements of operations.

NOTE 7 -- CONSULTING AGREEMENT:

     On December 13, 2001, the Company entered into a three-year agreement with one of its directors, pursuant to which, the director agreed to develop distribution strategies for the automotive and diesel aftermarket and serve as a technical consultant. In consideration for these services, the Company issued options, expiring December 13, 2004, to purchase common stock as follows:

                                      NUMBER OF                    EXERCISE
                                       OPTIONS                       PRICE
                                      ---------                    --------
                                       200,000                  $ .50 per share
                                       200,000                  $1.00 per share
                                       200,000                  $2.00 per share
                                       -------
                         Total         600,000
                                       =======
Weighted average exercise price                                 $1.17 per share
                                                                ===============

     The aforementioned agreement had an immaterial impact on the Company's Statement of Operations for the year ended December 31, 2001 and the period from April 6, 2000 (date of inception) to December 31, 2001.

     The Company's pro forma net loss and pro forma loss per common share for the year ended December 31, 2001 determined assuming compensation cost had been recognized based on the fair value of the options at the grant date using the Black-Scholes method, as required by SFAS 123, would not differ materially from the corresponding historical amounts.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                MARCH 31, 2002 (UNAUDITED) AND DECEMBER 31, 2001



                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................   $     89       $  2,733
  Deposit with related party................................    388,000        388,000
  Other current assets......................................      6,000          6,000
                                                               --------       --------
     Totals.................................................   $394,089       $396,733
                                                               ========       ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses.....................   $ 74,175       $ 56,311
  Advances from stockholders................................    422,439        188,052
                                                               --------       --------
     Total liabilities......................................    496,614        244,363
                                                               --------       --------
Stockholders' equity (deficiency):
  Preferred stock, par value $.001 per share; 20,000,000
     shares authorized; none issued.........................         --             --
  Common stock, par value $.001 per share; 80,000,000 shares
     authorized; 22,500,000 shares issued and outstanding...     22,500         22,500
  Unearned compensation.....................................    (72,223)
  Additional paid-in capital................................    970,650        887,250
  Notes receivable -- stockholder...........................   (797,000)      (610,000)
  Deficit accumulated during the development stage..........   (226,452)      (147,380)
                                                               --------       --------
     Total stockholders' equity (deficiency)................   (102,525)       152,370
                                                               --------       --------
     Totals.................................................   $394,089       $396,733
                                                               ========       ========



      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


             THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD


            FROM APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002


                                  (UNAUDITED)



                                                THREE MONTHS ENDED   THREE MONTHS ENDED
                                                  MARCH 31, 2002       MARCH 31, 2001     CUMULATIVE
                                                ------------------   ------------------   ----------
General and administrative expenses...........     $    85,007          $     8,051       $ 265,009
Research and development expenses.............              --                   --           6,000
                                                   -----------          -----------       ---------
Operating loss................................         (85,007)              (8,051)       (271,009)
                                                   -----------          -----------       ---------
Other:
  Interest expense............................          (3,400)                             (10,150)
  Interest income.............................           9,335               11,712          54,707
                                                   -----------          -----------       ---------
     Totals...................................           5,935               11,712          44,557
                                                   -----------          -----------       ---------
Net income (loss).............................     $   (79,072)         $     3,661       $(226,452)
                                                   ===========          ===========       =========
Basic net income (loss) per share.............     $       (--)         $        --
                                                   ===========          ===========
Basic weighted average common shares
  outstanding.................................      22,500,000           22,500,000
                                                   ===========          ===========



      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



                CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN


                       STOCKHOLDERS' EQUITY (DEFICIENCY)


        PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002


                                  (UNAUDITED)


                                                                                                                   DEFICIT
                                                                                                      NOTE       ACCUMULATED
                              PREFERRED STOCK       COMMON STOCK                      ADDITIONAL   RECEIVABLE     DURING THE
                              ---------------   --------------------     UNEARNED      PAID-IN        FROM       DEVELOPMENT
                              SHARES   AMOUNT     SHARES     AMOUNT    COMPENSATION    CAPITAL     STOCKHOLDER      STAGE
                              ------   ------   ----------   -------   ------------   ----------   -----------   ------------
Proceeds from the issuance
  of shares to founders.....   --        $--     3,000,000   $ 3,000
Effects of reverse
  acquisition...............                     4,000,000     4,000                  $ (154,000)
Note receivable from
  stockholder...............                                                                        $(500,000)
Issuance of shares to
  founders for patent
  rights....................                     9,250,000     9,250                      (9,250)
Shares sold through private
  placement.................                     6,250,000     6,250                   1,043,750
Net loss....................                                                                                      $ (64,439)
                                --       --     ----------   -------     --------     ----------    ---------     ---------
Balance, December 31,
  2000......................   --        --     22,500,000    22,500                     880,500     (500,000)      (64,439)
Note receivable from
  stockholder...............                                                                         (110,000)
Interest to stockholders....                                                               6,750
Net loss....................                                                                                        (82,941)
                                --       --     ----------   -------     --------     ----------    ---------     ---------
Balance, December 31,
  2001......................   --        --     22,500,000    22,500                     887,250     (610,000)     (147,380)
Note receivable from
  stockholder...............                                                                         (187,000)
Interest to stockholders....                                                               3,400
Stock options issued for
  unearned consulting
  services..................                                             $(80,000)        80,000
Amortization of unearned
  consulting services.......                                                7,777
Net loss....................                                                                                        (79,072)
                                --       --     ----------   -------     --------     ----------    ---------     ---------
Balance, March 31, 2002.....   --        $--    22,500,000   $22,500     $(72,223)    $  970,650    $(797,000)    $(226,452)
                                ==       ==     ==========   =======     ========     ==========    =========     =========


                                TOTAL
                              ----------
Proceeds from the issuance
  of shares to founders.....  $    3,000
Effects of reverse
  acquisition...............    (150,000)
Note receivable from
  stockholder...............    (500,000)
Issuance of shares to
  founders for patent
  rights....................
Shares sold through private
  placement.................   1,050,000
Net loss....................     (64,439)
                              ----------
Balance, December 31,
  2000......................     338,561
Note receivable from
  stockholder...............    (110,000)
Interest to stockholders....       6,750
Net loss....................     (82,941)
                              ----------
Balance, December 31,
  2001......................     152,370
Note receivable from
  stockholder...............    (187,000)
Interest to stockholders....       3,400
Stock options issued for
  unearned consulting
  services..................
Amortization of unearned
  consulting services.......       7,777
Net loss....................     (79,072)
                              ----------
Balance, March 31, 2002.....  $ (102,525)
                              ==========



See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM


              APRIL 6, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002


                                  (UNAUDITED)



                                               THREE MONTHS ENDED   THREE MONTHS ENDED
                                                 MARCH 31, 2002       MARCH 31, 2001     CUMULATIVE
                                               ------------------   ------------------   ----------
Operating activities:
  Net income (loss)..........................      $ (79,072)            $  3,661        $ (226,452)
  Adjustments to reconcile net (loss) income
     to net cash used in operating
     activities:
     Amortization of stock options issued for
       services..............................          7,777                                  7,777
     Interest expense on advances to
       stockholders..........................          3,400                                 10,150
     Changes in operating assets and
       liabilities:
       Prepaid expenses and other current
          assets.............................                                                (6,000)
       Deposit with related party............                                              (388,000)
       Accounts payable and accrued
          expenses...........................         17,864                8,000            74,175
                                                   ---------             --------        ----------
          Net cash provided by (used in)
            operating activities.............        (50,031)              11,661          (528,350)
                                                   ---------             --------        ----------
Investing activities:
  Issuance of notes
     receivable -- stockholder...............       (187,000)                              (797,000)
  Repayments from (advances to)
     stockholders............................        234,387              (69,712)          422,439
                                                   ---------             --------        ----------
          Net cash provided by (used in)
            investing activities.............         47,387              (69,712)         (374,561)
                                                   ---------             --------        ----------
Financing activities:
  Proceeds from issuance of common stock to
     founders................................                                                 3,000
  Proceeds from issuances of common stock....                                             1,050,000
  Payment in connection with reverse
     acquisition.............................                                              (150,000)
                                                                                         ----------
          Net cash provided by financing
            activities.......................                                               903,000
                                                                                         ----------
Net increase (decrease) in cash..............         (2,644)             (58,051)               89
Cash, beginning of period....................          2,733               84,988                --
                                                   ---------             --------        ----------
Cash, end of period..........................      $      89             $ 26,937        $       89
                                                   =========             ========        ==========
Supplemental disclosure of noncash investing
  and financing activities:
  Issuance of stock options..................      $  80,000                             $   80,000
                                                   =========                             ==========



      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



NOTE 1 -- BUSINESS AND BASIS OF PRESENTATION:



     On April 16, 2001, pursuant to an agreement and plan of reorganization and merger, Grand Enterprises, Inc. ("Grand"), an inactive publicly-held company, acquired EC 2000, Inc. ("EC 2000") by issuing 18,500,000 shares of its common stock to stockholders of EC 2000 in exchange for all of the outstanding shares of EC 2000. The stockholders of EC 2000, after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, EC 2000 is the accounting acquirer and Grand is the accounting acquiree. Grand and EC 2000 are collectively referred to as (the "Company").



     EC 2000 was incorporated in the State of Delaware on April 6, 2000. The Company plans to market a fuel treatment system (the "Property") that will increase fuel efficiency and reduce harmful exhaust emissions. The Company has adopted a December 31 year end.



     The unaudited condensed consolidated financial statements of the Company are the historical condensed financial statements of EC 2000 and include the accounts of Grand since the acquisition date.



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of March 31, 2002, its results of operations and cash flows for the three months ended March 31, 2002, the changes in stockholders' equity (deficiency) for the period from April 6, 2000 (date of inception) to March 31, 2002 and the related cumulative amounts for the period from April 6, 2000 (date of inception) to March 31, 2002. Pursuant to the rules and regulations of the United States Securities and Exchange Commission, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed in or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto as of December 31, 2001 and for the period April 6, 2000 (date of inception) to December 31, 2001.



     The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.



     On August 29, 2000, the Company signed an exclusive license agreement (the "License Agreement") with Mr. Mario Pandolfo (the "Owner"). The license agreement gave the Company the right to file for a patent for the Property, in certain countries, as defined. As an inducement for Mr. Pandolfo to enter into the License Agreement, the Company issued him 9,250,000 shares of common stock. The patent was valued at its historical cost basis of nil.



     As of March 31, 2002, the Company's operations were limited to organizational activities. It has not generated any revenue from operations through that date. Accordingly, it is considered a "development stage company" for accounting purposes.



     The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, as of March 31, 2002, the Company has not generated any revenue from its operations. Management believes that the Company will not generate any revenue until it obtains the license and U.S. patents for the Property. Management believes that the Company will need total additional financing of $250,000 to continue to operate as planned during the twelve-month period subsequent to March 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



     Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need in order to continue to operate through at least March 31, 2003 or that, ultimately, it will be able to generate any profits from the sale of the Property. If the Company is unable to obtain the required financing, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.



     The accompanying unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



 PRINCIPLES OF CONSOLIDATION:



     The unaudited condensed consolidated financial statements include the accounts of EC 2000 and Grand. All significant intercompany balances and transactions have been eliminated in consolidation.



  USE OF ESTIMATES:



     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.



  EARNINGS (LOSS) PER SHARE:



     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the period from April 6, 2000 (date of inception) to March 31, 2002.



NOTE 3 -- NOTES RECEIVABLE:



     On November 3, 2000, the Company entered into an agreement with Mr. Pandolfo to lend him up to $1,000,000 in the form of two notes. The notes that are due on November 2, 2003, bear interest at the prime rate and are collateralized by the Company's stock. Upon the due date, the Company has the option to convert the outstanding balances into shares of treasury stock at $1 per share. However, if at any time during the term of the notes, the bid price equals or exceeds $4 per share for a period of twenty consecutive trading days, the outstanding balances are automatically converted into treasury stock at $1 per share. The Company earned interest of $9,335, $11,712 and $54,707 on the aforementioned notes for the three months ended March 31, 2002 and 2001 and for the period from April 6, 2000 (date of inception) to March 31, 2002, respectively.



NOTE 4 -- ADVANCES FROM STOCKHOLDERS:



     As of March 31, 2002, the Company had received advances of $422,439 from its stockholders. These advances bear interest at 5.25% at March 31, 2002 and are due on demand. Interest expense was $3,400 and

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY


                         (A DEVELOPMENT STAGE COMPANY)



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



$10,150 for the three months ended March 31, 2002 and for the period from April 6, 2000 (date of inception) to March 31, 2002, respectively, and was credited to additional paid-in capital.



     At March 31, 2002, the Company had a deposit of $388,000 with a related party for the future purchase of 10,000 units of inventory aggregating a total cost of $958,795.



     The founders provided services to the Company for the three months ended March 31, 2002 and 2001 and for the period from April 6, 2000 (date of inception) to March 31, 2002 for which they were not compensated.



NOTE 5 -- CONSULTING AGREEMENT:



     The Company entered into a consulting agreement with English Automotive, Ltd. ("English") for consulting services related to testing, marketing and distribution of the Property. The term of the agreement is for three years. In consideration for the services English will provide, the Company will issue options to purchase 200,000 shares of the Company's common stock at an exercise price of $.50, $1.00 and $2.00 per share for an option period of three years from the date of issuance of the option.



     As of March 31, 2002, the Company recorded unearned consulting services of $80,000 which represents the excess of the fair value of the underlying stock price over the exercise price for the three months ended March 31, 2002 and the period from April 6, 2000 (date of inception) to March 31, 2002. The Company recorded consulting expenses of $7,777.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT CONSTITUTE AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                2,250,000 SHARES

                            GRAND ENTERPRISES, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

Until           , 2002, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                            , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of our charter provides that we shall indemnify each person who at any time is, or shall have been, a director or officer of our company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of our company, or is or was serving at our request as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for: (a) any breach of the director's duty of loyalty to the corporation or its stockholders; (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 174 of the Delaware Corporation Law; or
(d) any transaction from which the director derived an improper personal benefit. Article NINTH of our charter provides that, to the maximum extent permitted by the Delaware General Corporation Law, no director of our company shall be personally liable to our company or to any of our stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of our company with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Grand Enterprises has procured a directors' and officers' liability and company reimbursement liability insurance policy that: (a) insures directors and officers of our company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers; and (b) insures our company against losses (above a deductible amount) arising from any such claims, but only if our company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of our charter or by-laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing fee of SEC...........................................  $   187*
Accounting fees and expenses................................   10,000
Legal fees and expenses.....................................   30,000
Printing and engraving expenses.............................   12,000
Transfer Agent's fees.......................................    5,000
Miscellaneous...............................................    2,813
                                                              -------
          Total.............................................  $60,000
                                                              =======

---------------

* Previously paid with initial filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     - On April 11, 2000, we issued 4,000,000 shares of common stock, $0001 par value per share, to our founders, Capital Advisory Partners, LLC, Kilkenny Group LLC, Rathgar LLC, Finglas LLC and Monkstown LLC, for aggregate consideration of $400, or par value.

     - On April 16, 2001, in connection with the merger of EC2000, Inc. with and into Grand Acquisition Corp., our wholly owned subsidiary, we issued 18,500,000 shares of our common stock to the stockholders of EC2000, Inc. in exchange for all of the issued and outstanding shares of EC2000, Inc.

     - On December 13, 2001, we issued to James K. English, a director of our company, options to purchase an aggregate of 600,000 shares of common stock pursuant to the terms of a consulting agreement with Mr. English.

     We believe that the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

ITEM 27.  EXHIBITS

     (a) Exhibits

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  2.1      Agreement and Plan of Reorganization and Merger, dated March
           25, 2001**
  3.1      Certificate of Incorporation*
  3.2      By-Laws*
  3.3      Amendment No. 1 to By-Laws*
  4.1      Specimen certificate for common stock*
  4.2      Form of Option Agreement***
  5.1      Opinion of Bondy & Schloss LLP***
 10.1      Agreement with Capital Advisory Partners, LLC*
 10.2      Lock up agreements*
 10.3      License Acquisition Agreement, dated October 2000***

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 10.4      Consulting Agreement, dated December 13, 2001***
 10.5      Distributor Agreement, dated April 1, 2002****
 17.1      Patricia A. Meding's letter of Resignation, dated April 18,
           2001**
 23.1      Consent of J.H. Cohn LLP
 23.2      Consent of Bondy & Schloss LLP (included in Exhibit 5.1)***
 24.1      Power of Attorney (contained on page II-4 of the
           registration statement)***


---------------


   * Previously filed as an exhibit to our registration statement on Form 10-SB filed May 31, 2000.



  ** Previously filed as an exhibit to our current report on Form 8-K filed May
     3, 2001.



 *** Previously filed with Amendment No. 1 to this registration statement.



**** Previously filed with Amendment No. 3 to this registration statement.


     (b) Financial Statement Schedules

Report of Independent Accountants

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.

ITEM 28.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

             (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any additional changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

          (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on June 20, 2002.


                                          GRAND ENTERPRISES, INC.

                                          By /s/ TEODOSIO V. PANGIA
                                            ------------------------------------
                                            Teodosio V. Pangia
                                            CEO, President, and Principal
                                             Accounting Officer
                                            and Chairman of the Board

                                          By /s/ TEODOSIO V. PANGIA
                                            ------------------------------------
                                            Teodosio V. Pangia,
                                             Attorney-in-fact for James K.
                                             English, Director, pursuant to the
                                             Power of Attorney previously
                                             provided as part of the
                                             registration statement.

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   2.1   Agreement and Plan of Reorganization and Merger, dated March
         25, 2001**
   3.1   Certificate of Incorporation*
   3.2   By-Laws*
   3.3   Amendment No. 1 to By-Laws*
   4.1   Specimen certificate for common stock*
   4.2   Form of Option Agreement***
   5.1   Opinion of Bondy & Schloss LLP***
  10.1   Agreement with Capital Advisory Partners, LLC*
  10.2   Lock up agreements*
  10.3   License Acquisition Agreement, dated October 2000***
  10.4   Consulting Agreement, dated December 13, 2001***
  10.5   Distributor Agreement, dated April 1, 2002****
  17.1   Patricia A. Meding's letter of Resignation, dated April 18,
         2001**
  23.1   Consent of J.H. Cohn LLP
  23.2   Consent of Bondy & Schloss LLP (included in Exhibit 5.1)***
  24.1   Power of Attorney (contained on page II-4 of the
         registration statement)***


---------------


   * Previously filed as an exhibit to our registration statement on Form 10-SB filed May 31, 2000.



  ** Previously filed as an exhibit to our current report on Form 8-K filed May
     3, 2001.



 *** Previously filed with Amendment No. 1 to this registration statement.



**** Previously filed with Amendment No. 3 to this registration statement.